EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Mid Cap Value Fund, a series in MFS Series Trust XI, in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 33-68310).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated November 15, 2011, with respect to the financial statements and financial highlights of MFS Mid Cap Value Fund, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2011.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

January 25, 2012